Exhibit 10.31
AGREEMENT
THIS AGREEMENT, dated October 2, 2007, by and between U. S. SILICA COMPANY, a Delaware corporation (hereinafter referred to as “Seller”), and SUPERIOR WELL SERVICES, INC., a Delaware corporation (hereinafter referred to as “Buyer”).
In consideration of the mutual covenants and upon the conditions herein contained, the parties agree as follows:
1.	Sale/Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase exclusively from Seller, the Products during the Term of this Agreement, subject to the terms and conditions of this Agreement.

2.	Term. This Agreement shall begin on January 1, 2008 and continue until December 31, 2009 (the “Term”), unless earlier terminated pursuant to the provisions of this Agreement. Upon expiration of the two-year term of this agreement, this Agreement will need to be renegotiated.

3.	Product. The term “Products”, when referred to in this Agreement means Ottawa 20/40 API and 30/50 fracturing sand. Alternatively sized fracturing products such as 20/50 and 30/70 may be purchased for the same price subject to Seller’s ability to produce.

4.	Quantity. During the term of this Agreement, Buyer agrees to purchase from Seller a minimum 100,000 short tons in 2008 and 150,000 short tons in 2009 of {20/40 and 30/50 products combined}. Any shortfalls in purchasing minimum quantities will be addressed in the Price and Terms Provision.

5.	Price and Terms of Sale. The price of all Ottawa products in 2007 will be $45 per bulk short ton. Any shortfall for not purchasing 100,000 short tons of {Ottawa 20/40 and 30/50 products combined in 2007} will be paid for by the Purchaser at a selling price of $45 per ton. The price for all Ottawa products for 2009 will be $48.60 per short ton. Any shortfall for not purchasing 150,000 short tons of {Ottawa 20/40 and 30/50 products combined} will be paid for by the Purchaser at a selling price of $48.60 per ton. The Seller will invoice the Buyer for any shortfall from the annual tonnage commitment on the last day of the calendar year.

6.	Disclaimer of Warranties/Limitation of Liability/Indemnity. EXCEPT FOR THE WARRANTY OF MERCHANTABILITY, AND ANY EXPRESS WARRANTIES IN THIS AGREEMENT, NO OTHER WARRANTY IS MADE OR INTENDED, WHETHER THE SAME BE WRITTEN, ORAL OR IMPLIED, AND IN PARTICULAR NO WARRANTY IS MADE THAT THE PRODUCTS WILL BE FIT FOR ANY PARTICULAR PURPOSE. Buyer’s exclusive remedy and Seller’s sole liability on any claim, whether tort, contract or warranty, shall be limited to reimbursement of Buyer’s actual cost of the Product, and in no event shall Seller be liable for indemnification of or contribution to Buyer on account of any claim asserted against Buyer, or for any other or further damages whatsoever, whether direct or indirect. Buyer agrees to indemnify and hold Seller harmless from any obligation asserted by third party against Seller arising either directly or indirectly from a failure of Buyer to perform its obligations under this Agreement.

7.	Warning. The Product may contain crystalline silica dust, or crystalline silica dust may be created during the use of the Product. Respirable crystalline silica dust may cause severe and permanent lung damage. Breathing the dust can cause silicosis, a lung disease that can cause serious breathing difficulties and death. Breathing respirable crystalline silica dust may cause lung cancer and other diseases. Follow OSHA and other applicable health standards for crystalline silica (quartz) dust. See Seller’s material safety data sheet, a copy of which is attached hereto and made a part hereof as Exhibit “A”, for more complete information on hazards and precautions.

8.	Do Not Use Products for Sandblasting. Buyer agrees that it will not use Seller’s Product for use in sandblasting.

9.	Buyer’s Responsibility Concerning Warnings. Buyer agrees to warn, protect and train its employees of the hazards of improperly using the Product covered by this Agreement with information provided by Seller and with any other information that the Buyer, in the exercise of its legal obligation to, inter alia, provide its employees with a safe workplace and comply with the OSHA Hazard Communications Standard, 29 CFR 1910.1200 et seq. and federal and/or state regulations regarding the potential exposure of the Buyer’s employees to respirable crystalline silica, deems appropriate. Buyer agrees to timely warn and notify its employees by providing them with current Material Safety Data Sheets and other information regarding warnings, product hazards and precautions, to be followed in using, handling, storing and disposing of the Product. The warnings and information are to be timely disseminated. Buyer agrees upon written request from Seller to confirm that Buyer is complying with its obligations under Paragraph 11 hereof.

10.	Packaging and Labeling of Product. In event Buyer purchases Product in bulk and packages the same for resale, Buyer agrees that it will (i) adequately label all packages with warnings concerning the potential adverse health effects associated with exposure to respirable crystalline silica, (ii) prepare and timely provide its customers, agents and contractors with a current Buyer’s MSDS, and (iii) timely provide its customers with other literature and notices which Buyer receives from Seller but bearing Buyer’s (not Seller’s) name regarding warnings, product hazards and precautions to be followed. Buyer agrees to refrain from using or making reference to Seller or to any of Seller’s trademarks, tradenames, logos, patents or any other Seller’s identifications on Buyer’s packages, label, MSDS, literature or notices. Seller will not be liable for any changes that may occur in Seller’s Product as a result of Buyer’s packaging operations.

11.	Indemnification. Seller shall indemnify and hold harmless Superior Well Services, Inc. and their respective customers, employees, officers, directors, shareholders, successors and assigns, from any and all Losses (as defined below) that arise from, are connected with, are attributable, or are otherwise related to: (a) injuries or death to persons or damage to property, caused or alleged to have been caused by the negligent act or omission of Seller or any person furnished by Seller; (b) assertions under Worker’s Compensation or similar acts made by persons furnished by Seller; or (c) a breach by Seller of any of its obligations in this Agreement or in a purchase order or release. “Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees, expert witness fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred by Superior Well Services, Inc. Notwithstanding anything in this Section 11 to the contrary, Seller shall not indemnify, defend or hold harmless Superior Well Services Inc. from any Losses, or any allegation concerning Losses, that arise from, are connected with, or are otherwise related to any injury or death (or any claim of injury or death) in any way associated with exposure (through inhalation or otherwise) to crystalline silica.

12.	Force Majeure. Except for the duty to make payments when due under this Agreement, neither party shall be liable to the other for delay or failure to perform its obligations hereunder during periods in which its performance is prevented or delayed by any cause reasonably beyond its control of such party, which causes herein are called “force majeure” and delay or failure of performance due to such cause shall not constitute a breach of or failure to perform this Agreement or any obligation hereunder; provided, however, that the party so prevented from complying with its obligations under this Agreement shall promptly notify the other party thereof and shall exercise diligence in an endeavor to remove or overcome the cause of such inability to comply; and provided, further, that the settlement of strikes and lockouts shall be entirely within the discretion of the party experiencing the difficulty.

For purposes of this Agreement, force majeure shall include, but shall not be limited to mine disasters, accidents, fires, explosions, floods, windstorms, and other damage from the elements, strikes or other labor trouble, riots, wars, sabotage, reasonable unavailability or lack or shortages of transportation or electrical power or fuel or necessary equipment, reasonable inability to obtain adequate labor or quantities of the necessary materials and supplies in the open market, lack, loss or failure of Seller’s naturally-occurring raw materials, action of government authority to grant any required license of authorization so long as the party involved has used its best efforts to obtain the same, acts of God and acts of public enemy or any other circumstances of a similar or different nature.

13.	Taxes. Any tax or other Governmental charge imposed by federal, state, county, or municipal authorities on deliveries or sale of the goods hereunder shall be for the account of and paid by Buyer.

14.	Assignment. This Agreement shall not be assignable by Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld.

15.	Default. Upon default by either party in the payment of any monies due under this Agreement, or the performance of any obligation to be performed by such party, the other party may give notice in writing to the party in default, specifying the amount of such monies due or the thing or matter in default. Unless such default be cured within fifteen (15) days following the giving of such notice, this Agreement may be cancelled forthwith by written notice at the option of the party giving such notice. Such cancellation shall not relieve the party in default from any obligations accrued to the date of such cancellation or from liability in damages for breach of this Agreement. A Waiver by either party of a single default, or a succession of defaults, shall not deprive such party of any right arising by reason of any subsequent default.

16.	Notices. Al notices to be given under this Agreement shall be given by fax transmission, immediately followed by overnight delivery (FedEx or UPS only) to the parties as follows, with such notice being deemed effective the day after the fax transmission:
If to Seller, to: U.S. Silica Company
106 Sand Mine Road
Berkeley Springs, West Virginia 25411
Attention: Legal Department
304-258-2500
304-258-3500 (Fax)
If to Buyer, to: Superior Well Services
1380 Rt. 286 East Suite #121
Indiana, PA 15701
Attention: U.S. Materials Manager
724-465-8907
724-465-8904 (Fax)
Or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been given as of the date received.
17.	Fair Labor Standards Act. Seller represents that with respect to the production of Product covered hereby, it has fully complied with the Fair Labor Standards Act of 1938, as amended.

18.	Entire Agreement. This writing constitutes the entire agreement between the parties hereto and supersedes any and all understandings and communications relative to the subject matter hereof.

19.	Governing law and Section Headings. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused their corporate names to be affixed and this instrument to be duly executed as of the date first hereinabove written.

U. S. SILICA COMPANY

By:	/s/ Bob Morrow

Title:	VP Logistic & Sales

Date:	October 2, 2007

SUPERIOR WELL SERVICES

By:	/s/ David E. Wallace

Title:	Chief Executive Officer

Date:	October 2, 2007